UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 7, 2005

COSINE COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-30715	94-3280301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Bridge Parkway

Redwood City, California 94065

(Address of principal executive offices) (Zip Code)

(650) 637-4777

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2005, CoSine Communications, Inc., a Delaware corporation (“CoSine”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tut Systems, Inc., a Delaware corporation (“Tut Systems”), and Cadillac Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Tut Systems (“Merger Sub”), pursuant to which Merger Sub will merge with and into CoSine, with CoSine being the surviving corporation and becoming a wholly owned subsidiary of Tut Systems in a stock-for-stock transaction valued at approximately $24.1 million (the “Merger”).  Upon closing, Tut Systems will issue approximately 6.0 million shares of its common stock to the shareholders of CoSine.  Approximately 10.3 million shares of CoSine’s common stock are currently outstanding. Approximately 25.2 million shares of Tut Systems common stock are currently outstanding.  The transaction is expected to close by March 31, 2005.  Tut Systems will honor CoSine's existing customers' support agreements, but does not expect to offer its products for sale to new customers.

The Merger is conditioned upon approval of the merger by the holders of a majority of the shares of CoSine common stock and approval of the issuance of additional shares of common stock by the holders of a majority of the shares of Tut Systems common stock, as well as other customary closing conditions.  All the directors and officers of CoSine, and Crescendo Ventures, a significant stockholder of CoSine, have signed agreements with Tut Systems to vote their shares in favor of the transaction at any meeting of CoSine stockholders relating to the transaction.  Crescendo Ventures holds approximately 8.7% of the outstanding stock of CoSine, and the directors and officers of CoSine hold, in the aggregate, shares and options to purchase shares of CoSine common stock representing beneficial ownership of less than 3.0% of the outstanding shares of CoSine common stock.  All the directors and certain officers of Tut Systems have signed agreements with CoSine to vote their shares in favor of the transaction at any meeting of Tut Systems stockholders relating to the transaction.  These directors and officers of Tut Systems hold, in the aggregate, shares and options to purchase shares of Tut Systems common stock representing beneficial ownership of less than 8.0% of the outstanding common stock of Tut Systems.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Additional Information About the Merger

In connection with the proposed acquisition transaction, CoSine and Tut Systems will be filing a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”), including a proxy statement that will be distributed to stockholders of CoSine and Tut Systems.  Investors and security holders of CoSine and Tut Systems are urged to read the joint proxy statement/prospectus carefully when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed Merger.  Investors will be able to obtain a copy of the joint proxy statement/prospectus (when available), as well as other filings of CoSine and Tut Systems, free of charge on the SEC’s Internet site (http://www.sec.gov).  In addition, documents filed with the SEC by CoSine will be available without charge by contacting CoSine Communications, Inc., Terry Gibson, 560 S. Winchester Blvd., Suite 500, San Jose, California, 95128, (408) 236-7518 and documents filed by Tut Systems with the SEC can be obtained, without charge, by directing a request to Tut Systems, Inc., Jeff Schline, 6000 SW Meadows Road, Lake Oswego, Oregon, 97035, (917) 217-0364.  Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

Information Concerning Participants

Directors and executive officers of CoSine may be deemed to be participants in the solicitation of proxies from the stockholders of CoSine and from the stockholders of Tut Systems in connection with the Merger. Information about the directors and executive officers of CoSine and their ownership of CoSine’s common stock is set forth in CoSine’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on November 15, 2004. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated January 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 7, 2005	By:	/S/ TERRY GIBSON
Terry Gibson,
Executive Vice-President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer and Duly Authorized Officer)

Index to Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated January 7, 2005